EXHIBIT 99.1

Carriage Services Announces Employment Agreement Extension With Chairman And CEO Mel Payne

HOUSTON - February 17, 2021 - Carriage Services, Inc. (NYSE: CSV) today announced today announced that its Board of Directors has agreed with the Company's Chairman and CEO, Mel Payne, to extend the term of his employment agreement another seven years through February 17, 2028.

"Through our differentiated and disruptive Standards Operating Model, Mel has set the Being the Best mission for Carriage and has created a leadership centric organization that is focused on continuing our journey from Good To Great. Mel has been instrumental in transforming Carriage into a High Performance culture company that just happens to be in the funeral and cemetery industry," said Bryan Leibman, the Company's Lead Independent Director. "Mel has proven himself to be a strategic visionary and innovative leader and the Board of Directors is confident he continues to be the right individual to lead Carriage to new levels of success into the future."

“We structured the stock option consideration for Mel’s new seven year extension to align perfectly with our current Good To Great II Shareholder Value Creation Plan, the five year Good To Great Incentive Programs for our Funeral Home and Cemetery Managing Partners, and the Board’s excitement that the best years for shareholder value creation here at Carriage are yet to come. One-third of the option grant will vest only when the Carriage share price reaches $53.39 while the remaining two-thirds will vest when the stock price reaches $77.34. We are grateful for Mel’s leadership and stewardship of Carriage since its beginning and look forward to working closely with Mel and the rest of the Leadership Team for many years to come,” said Barry Fingerhut, Chairman of the Compensation Committee.

Further details on Mr. Payne’s contract extension may be found in the company's current report on Form 8-K to be filed on February 18, 2021.

Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 176 funeral homes in 26 states and 32 cemeteries in 12 states.

For more information, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.